Exhibit 99.1

First Interstate BancSystem, Inc. Announces Dividend

Company Release: April 25, 2013

(Billings, MT) First Interstate BancSystem, Inc.’s (Nasdaq: FIBK) Executive Committee of the Board of Directors, at a meeting held on April 25, 2013, declared a dividend of $0.13 per common share. The dividend is payable on May 15, 2013 to owners of record as of May 6, 2013.

First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana, with $7.4 billion in assets as of March 31, 2013. It is the parent company of First Interstate Bank, a community bank operating 76 banking offices, along with internet and mobile banking services, throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services with 25 consecutive years of profitability, First Interstate remains a family business whose culture is driven by strong family and corporate values, as well as a commitment to long-term organic growth, exemplary customer service, exceeding customer expectations through its products and services and supporting, with leadership and resources, the communities it serves.

Contact:

Marcy Mutch

Investor Relations

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

+1 406-255-5322

investor.relations@fib.com